Filed pursuant to Rule 433

Registration No. 333-260756

October 11, 2023

Final Term Sheet
USD 2,000,000,000 4.750% Global Notes due 2030

Terms:

Issuer:	KfW
Guarantor:	Federal Republic of Germany
Aggregate Principal Amount:	USD 2,000,000,000
Denomination:	USD 1,000
Maturity:	October 29, 2030
Redemption Amount:	100.0%
Interest Rate:	4.750% per annum, payable semi-annually in arrear
Date of Pricing:	October 11, 2023
Closing Date:	October 18, 2023
Interest Payment Dates:	April 29 and October 29 in each year
First Interest Payment Date:	April 29, 2024 (for interest accrued from, and including, October 18, 2023 to, but excluding, April 29, 2024)
Interest Payable on First Interest Payment Date:	USD 50,402,777.78 (for aggregate principal amount of USD 2,000,000,000)
Currency of Payments:	USD
Price to Public/Issue Price:	99.721%
Underwriting Commissions:	0.150%
Proceeds to Issuer:	99.571%
Format:	SEC-registered global notes
Listing:	Luxembourg Stock Exchange (regulated market)
Business Day:	New York
Business Day Convention:	Following, unadjusted
Day Count Fraction:	30/360
Governing Law/Jurisdiction:	German law; District Court Frankfurt am Main
Gross-Up:	No gross-up if tax deduction or withholding is imposed
Cross-Default:	None
Clearing System:	DTC (deliverable through CBL and Euroclear)
ISIN:	US500769KB96
CUSIP:	500769 KB9
Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

Ratings of Issuer:[1]	Aaa by Moody’s Investors Service, AAA by Scope Ratings and AAA by S&P Global Ratings
Managers:	BofA Securities HSBC J.P. Morgan TD Securities
Stabilization Manager:	The Toronto-Dominion Bank
Registrar:	The Bank of New York Mellon SA/NV, Luxembourg Branch
Paying Agent:	The Bank of New York Mellon
Additional Paying Agent:	The Bank of New York Mellon, Filiale Frankfurt am Main

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.

The prospectus supplement relating to the notes is available under the following link:

https://www.sec.gov/Archives/edgar/data/0000821533/000110465921142926/tm2131584-8_424b3.htm.

KfW’s base prospectus relating to the notes is available through the following link:

https://www.sec.gov/Archives/edgar/data/0000821533/000110465921142909/tm2131584-3_sb.htm.

Alternatively, TD Securities will arrange to send you the prospectus, which you may request by calling toll-free +1-855-495-9846.

Notice by BofA Securities Europe SA, HSBC Continental Europe and J.P. Morgan SE to Distributors regarding MiFID II Product Governance

BofA Securities Europe SA, HSBC Continental Europe and J.P. Morgan SE (the “EU Manufacturers”) acting in their capacity as manufacturers of the notes in the meaning of Directive 2014/65/EU and implementing legislation (as amended, “MiFID II”) hereby inform prospective distributors for the purpose of the product governance rules under MiFID II that the target market assessment made by the EU Manufacturers in respect of the notes in accordance with the product governance rules under MiFID II has led the EU Manufacturers to the conclusion that: (i) the target market for the notes is eligible counterparties, professional clients and retail clients each as defined in MiFID II; and (ii) all channels for distribution of the notes are appropriate. Any distributor should take into consideration the EU Manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the EU Manufacturers’ target market assessment), determining appropriate distribution channels and performing the suitability and appropriateness assessment with respect to each client.

Notice by The Toronto-Dominion Bank to Distributors regarding UK MiFIR Product Governance

The Toronto-Dominion Bank acting in its capacity as manufacturer of the notes for the purposes of the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) hereby informs prospective distributors for the purpose of the UK MiFIR Product Governance Rules that the target market assessment made by The Toronto-Dominion Bank in respect of the notes in accordance with the UK MiFIR Product Governance Rules has led The Toronto-Dominion Bank to the conclusion that: (i) the target market for the notes is eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook, professional clients, as defined in Regulation 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) (“UK MiFIR”) and retail clients, as defined in point (8) of Article 2 of Commission Delegated Regulation (EU) 2017/565 (as it forms part of the domestic law of the United Kingdom by virtue of the EUWA); and (ii) all channels for distribution of the notes are appropriate. Any distributor should take into consideration the target market assessment of The Toronto-Dominion Bank; however, a distributor subject to UK MiFIR Product Governance Rules is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the target market assessment of The Toronto-Dominion Bank), determining appropriate distribution channels and performing the suitability and appropriateness assessment with respect to each client.

1 A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.